EXHIBIT 12


                     BELL ATLANTIC--WASHINGTON, D.C., INC.
               Computation of Ratio of Earnings to Fixed Charges
                            (Dollars in Thousands)





                                                         Six Months                     Years Ended December 31,
                                                            Ended     --------------------------------------------------------------
                                                        June 30, 1998   1997          1996         1995         1994         1993
                                                       -------------- ---------- ------------- ------------ ------------ -----------
Income before provision for income taxes,
 extraordinary items, and cumulative effect of
 changes in accounting principles ....................   $  94,193    $ 75,577     $  80,990     $ 53,684     $ 66,014     $ 52,276
Interest expense, including interest on capital lease
 obligations .........................................       8,845      18,932        18,825       18,881       17,763       19,391
Portion of rent expense representative of the interest
 factor ..............................................       1,463       3,247         3,085        3,595        3,085        3,687
                                                         ---------    --------     ---------     --------     --------     --------
Income, as adjusted ..................................   $ 104,501    $ 97,756     $ 102,900     $ 76,160     $ 86,862     $ 75,354
                                                         =========    ========     =========     ========     ========     ========
Fixed charges:
Interest expense, including interest on capital lease
 obligations .........................................   $   8,845    $ 18,932     $  18,825     $ 18,881     $ 17,763     $ 19,391
Portion of rent expense representative of the interest
 factor ..............................................       1,463       3,247         3,085        3,595        3,085        3,687
Interest capitalized on construction .................         489         909         1,318        2,954        1,051           --
                                                         ---------    --------     ---------     --------     --------     --------
Fixed charges ........................................   $  10,797    $ 23,088     $  23,228     $ 25,430     $ 21,899     $ 23,078
                                                         =========    ========     =========     ========     ========     ========
Ratio of earnings to fixed charges ...................        9.68        4.23          4.43         2.99         3.97         3.27
                                                         ==========   =========    ==========    =========    =========    =========